Filed Under Rule 424(b)(3)
Registration No. 333-136220

PROSPECTUS SUPPLEMENT NO. 6

PROSPECTUS SUPPLEMENT TO
REGISTRATION STATEMENT DECLARED EFFECTIVE ON DECEMBER 19, 2006

NANOSENSORS, INC.
374,600,000 SHARES OF COMMON STOCK, $.001 PAR VALUE PER SHARE

This Prospectus Supplement updates and should be read in conjunction with the Prospectus dated December 19, 2006, which is to be delivered with this Prospectus Supplement. The shares that are the subject of the Prospectus have been registered to permit their resale to the public by the selling stockholders named in the Prospectus. We are not selling any shares of common stock in this offering and therefore will not receive any proceeds from this offering, other than the exercise price, if any, to be received upon exercise of the warrants referred to in the Prospectus.

This Prospectus Supplement includes the following document, as filed by us with the Securities and Exchange Commission:

•   The attached Current Report on Form 8-K of NanoSensors, Inc. filed on July 19, 2007.

Our common stock is listed on the Over the Counter Bulletin Board under the symbol “NNSR.OB.”

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS SUPPLEMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this Prospectus Supplement is July 19, 2007.

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15 (d) OF THE SECURITIES EXCHANGE ACT OF 1934

DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED): July 17, 2007

NANOSENSORS, INC.
(Exact name of registrant as specified in its charter)

COMMISSION FILE NUMBER:  000-51007

NEVADA	20-0452700
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

1800 Wyatt Drive, Suite #2
Santa Clara, CA 95054
(Address and zip code of principal executive offices)

(408) 855-0051
(Registrant's telephone number, including area code

CHECK THE APPROPRIATE BOX BELOW IF THE FORM 8-K FILING IS INTENDED TO SIMULTANEOUSLY SATISFY THE FILING OBLIGATION OF THE REGISTRANT UNDER ANY OF THE FOLLOWING PROVISIONS:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

Effective July 17, 2007, the Board of Directors of NanoSensors, Inc. (the “Company”) increased the Board size to three members and elected Mr. Robert G. Coutu as a director.  There are no arrangements or understandings between Mr. Coutu and any other persons pursuant to which Mr. Coutu was selected as a director, and there have been no transactions and are no currently proposed transactions to which the Company or any of its subsidiaries was or is a party in which Mr. Coutu has a material interest, which are required to be disclosed pursuant to Item 404(a) of Regulation S-B. Mr. Coutu is not related to nor has any relationship with any existing member of our Board of Directors or executive officers. In accordance with our 2006 Equity Incentive Plan, non-employee directors receive an initial grant of options to purchase 2,000,000 shares of our Common Stock upon joining the Board. Accordingly, as of July 17, 2007, Mr. Coutu was granted an option for 2,000,000 shares, with fifty percent of the options vesting on the first anniversary of the grant date and the remainder vesting on the second anniversary. These options are exercisable at a price of $0.0058 per share, the fair market value on the date of grant, and expire ten years from the date of grant. Mr. Coutu will be entitled to receive additional compensation for serving as a non-employee director in accordance with our director compensation policy, as described in our Annual Report on Form 10-KSB for the fiscal year ended November 30, 2006.

Mr. Coutu presently serves as the president of Ocean Fresh Seafood, Inc., a position he has held since December 1975. In addition, Mr. Coutu has been the general partner of Coutu Enterprises Real Estate since January 1978. Mr. Coutu was an authorized trader for an account by the name of Odett Holdings, Ltd., which participated in our 2006 private placement. Effective as of July 16, 2007, Mr. Coutu’s trading authority concerning NanoSensors was terminated and Mr. Coutu expressly disclaims any beneficial ownership interest of any of our securities owned by Odett Holdings, Ltd. From October 1999 to March 2004, Mr. Coutu was the President and a director of Ocean Fresh Seafood Marketplace, Inc., a non-operating company that was focused on pursuing a new business and merger partner during such period. This company was unaffiliated with Ocean Fresh Seafood, Inc. From April 1989 to December 2002, Mr. Coutu was associated with other companies in the seafood production and distribution business and in home construction. Mr. Coutu is 56 years of age and received a B.S. from Bryant College.

On July 19, 2007, we issued a press release announcing the election of Mr. Coutu to our Board of Directors. A copy of the press release is filed herewith as Exhibit 99.1 and is incorporated by reference herein.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibit Number	Exhibit Title or Description
	99.1	Press Release dated July 19, 2007

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

NANOSENSORS, INC.

By: /s/ Ted Wong
Name: Ted Wong
Title: Chief Executive Officer
Date: July 19, 2007

 EXHIBIT INDEX

Exhibit Number	Description

99.1	Press Release dated July 19, 2007

Robert Coutu Joins the Board of Directors
Of NanoSensors, Inc.

Santa Clara, CA—July 19, 2007—NanoSensors, Inc. (OTCBB: NNSR.OB) announced today that Mr. Robert Coutu has joined its Board of Directors.

Mr. Coutu presently serves as the president of Ocean Fresh Seafood, Inc. (www.oceanfresh.com), a position he has held since December 1975. Ocean Fresh Seafood sells both international and domestic species of fish and shellfish. In addition, Mr. Coutu has been the general partner of Coutu Enterprises Real Estate since January 1978. From April 1989 to December 2002, Mr. Coutu was associated with other companies in the seafood production and distribution business and in home construction and has acquired significant experience in pursuing and developing new businesses, investments and mergers and acquisitions.

“We are delighted that Robert Coutu has been appointed to NanoSensors’ board of directors,” said Ted Wong, NanoSensors’ Chairman and CEO. “Robert has proven leadership abilities and demonstrated experience in starting, growing and managing companies through various stages of growth. With his experience distributing seafood throughout the world we will be working to introduce our biosensor product to the seafood industry. We welcome his contribution on our Board and his role will be invaluable in building our Company.”

“I look forward to contributing to the efforts of NanoSensors’ board of directors,” said Mr. Coutu. “I am excited to be involved with an innovative technology company and will take an active role and lend my financial and marketing expertise in the strategic decisions that will enable the future growth of this Company.”

About NanoSensors, Inc.

NanoSensors, Inc. was incorporated in December, 2003 and is a nanotechnology development company based in Santa Clara, California. The Company's principal business is the development, manufacturing and marketing of sensors and instruments to detect biological, chemical and explosive agents, principally a sensor device to detect e.coli and salmonella in food and water.

This press release contains forward-looking statements within the meaning of section 27A of the Securities Act of 1933 and section 21E of the Securities Act of 1934. When used in this release, the words “believe,” “anticipate,” “think,” “intend,” “plan,” “will be,” “expect,” and similar expressions identify such forward-looking statements. Such statements regarding future events and/or the future financial performance of The Company are subject to certain risks and uncertainties, which could cause actual events or the actual future results of the Company to differ materially from any forward-looking statement. Such risks and uncertainties include, among other things, the availability of any needed financing, the Company’s ability to implement its business plan for various applications of its technologies, the impact of competition, the management of growth, and the other risks and uncertainties that may be detailed from time to time in the Company’s reports filed with the Securities and Exchange Commission. In light of the significant risks and uncertainties inherent in the forward-looking statements included herein, the inclusion of such statements should not be regarded as a representation by the Company or any other person that the objectives and plans of the Company will be achieved.

CONTACT
Dr. Ted Wong, CEO
(408) 855-0051
tlwongusa@yahoo.com
www.nanosensorsinc.net